Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Treasury Director 540-665-9100

AMERICAN WOODMARK ANNOUNCES LEADERSHIP TRANSITION
CFO Scott Culbreth named CEO; former CEO Cary Dunston retires; Paul Joachimczyk named CFO; Vance Tang elected Chairman; SVP of Sales Perry Campbell separates

WINCHESTER, Va., July 14, 2020 - American Woodmark Corporation (NASDAQ: AMWD), a leading supplier of cabinetry to the new construction and remodeling industries, today announced M. Scott Culbreth as President and Chief Executive Officer of the company.

Culbreth, who had been American Woodmark’s Senior Vice President and Chief Financial Officer, succeeds S. Cary Dunston, who has retired and resigned from the board. Paul Joachimczyk, Vice President of Financial Planning and Analysis, replaces Culbreth as Vice President and CFO. Vance W. Tang, former Lead Independent Director, has been elected non-executive Chairman of the Board of Directors.

The moves come after an internal investigation found that R. Perry Campbell, Senior Vice President, Sales and Commercial Operations, had exhibited behavior that violated the company’s policies and values. Campbell has been separated from his position. His separation was not related to American Woodmark’s operational or financial performance.

“I have been privileged to be a part of the American Woodmark family for 14 years, the last five as CEO, and it has been one of the most rewarding experiences of my life,” said Dunston. “I’m incredibly proud of our accomplishments, but recent developments in both my personal and professional life have prompted me to think about the future; about the next generation of leadership to take the helm of this amazing company. Having worked with Scott for several years, I am confident that he is the right person to take the organization forward, and I will be available to support him.”

“On behalf of the board of directors, Cary has our immense gratitude for his years of outstanding service to the company, and we wish him well with his new chapter,” said Tang, who joined the Board in 2009 and formerly served as President/CEO of KONE, Inc. and currently serves on the Board of Comfort Systems USA, Inc. “As we make this transition, Scott’s exceptional performance as our CFO over the past six years gives us confidence that he is prepared and equipped to lead our organization forward. I look forward to working with Scott, and will do my best to fulfill the confidence the board has placed in me in this new role.”

Prior to joining American Woodmark, Culbreth served as CFO for Piedmont Hardware Brands. He has also worked for Shell Oil Company, Robert Bosch Corporation and Newell Brands in a wide range of financial roles with increasing responsibility. Culbreth received a bachelor’s degree in finance from Virginia Tech and an MBA from Washington University in St. Louis.

“I am both honored and humbled by the confidence of the board to choose me as the next leader of American Woodmark,” said Culbreth. “Our company has a strong corporate culture and talented and dedicated employees. We will continue to execute the strategy that the board, Cary and the leadership team developed, which I believe will drive continued growth and opportunity for the company. I am also pleased that Paul Joachimczyk will become our new CFO. He is well-prepared to lead our financial organization.”

Before joining American Woodmark, Joachimczyk served as Vice President of Finance and Corporate Controller at TopBuild Corporation. He has held a number of financial leadership positions with Stanley Black & Decker and General Electric, and he

AMWD Announces Leadership Change

July 14, 2020

started his career with Ernst and Young, LLP. He graduated from the University of Wisconsin, Milwaukee with a Bachelor of Business Administration and is a certified public accountant.

About American Woodmark
American Woodmark Corporation manufactures and distributes kitchen, bath and home organization products for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, builders and through a network of independent dealers and distributors.  At April 30, 2020, the Company operated eighteen manufacturing facilities in the United States and Mexico and nine primary service centers located throughout the United States.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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